TRUSTEE COMPENSATION SUMMARY
(effective January 1, 2015)

Annual Retainers
Our non-employee trustees (other than our Chairman) will receive an annual retainer of $35,000 plus $1,500 per committee meeting. Our Chairman will receive an annual retainer of $110,000, with no additional compensation for committee meetings attended. Our Chairman does not sit on any of our committees, but routinely attends committee meetings in the course of exercising his duties as Chairman.

Committee Chair Additional Retainers
Our Committee Chairs will receive additional retainers as follows: Audit Committee, $15,000; Corporate Governance/Nominating Committee, $11,000; and Compensation Committee, $11,000. Audit Committee members were also paid an additional retainer of $3,750.

Annual Equity Grant
Our non-employee trustees will receive an annual $100,000 common share grant, awarded (a) 50% on the earlier of the annual shareholder meeting date or May 15, and (b) the remaining 50% on December 15. The number of common shares is determined by the closing price of the common shares on the date of grant. These common shares vest immediately but are restricted in transfer so long as the trustee serves on the Board.

DCP
Washington REIT has adopted a non-qualified deferred compensation plan for non-employee trustees which was amended and restated effective October 22, 2013. The plan allows any non-employee trustee to defer a percentage or dollar amount of his or her cash compensation and/or all of his or her share compensation. Cash compensation deferred is credited with interest equivalent to the weighted average interest rate on Washington REIT's fixed rate bonds as of December 31 of each calendar year. The non-employee trustee may alternatively elect to designate that all of his or her annual board retainer and/or all of his or her share compensation be converted into restricted share units at the market price of common shares as of the end of the applicable quarter. The restricted share units are credited with an amount equal to the corresponding dividends paid on Washington REIT's common shares. Upon the expiration of a trustee's term, the deferred compensation plus earnings can be paid in either a lump sum or in installments pursuant to a prior election of the trustee, with compensation deferred into restricted share units being paid in the form of shares. Upon a trustee's death, the trustee's beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of Washington REIT.